EXHIBIT 10.26a



                    WELLCARE OF NEW YORK, INC.
                          P. O. Box 4059
                     Kingston, New York 12401
                       ____________________

           AGREEMENT BETWEEN WELLCARE OF NEW YORK, INC.
                               AND
                 HUDSON VALLEY FAMILY HEALTH, PC




THIS AGREEMENT is made and entered into as of this 1st day of October, 1995 by and between WellCare of New York, Inc., a corporation which operates a New York State health maintenance organization licensed under Article 44 of the New York Public Health Law (hereinafter referred to as "WellCare"), and Hudson Valley Family Health, PC, a professional corporation organized under the laws of New York State (hereinafter referred to as the "HVFH").

WHEREAS, HVFH has been organized for the purpose of providing or arranging for the provision of certain health care services to individuals enrolled as members of WellCare (hereinafter referred to as "Members"); and

WHEREAS, HVFH desires to enter into this Agreement with WellCare to provide or arrange for the provision of primary health care services and specialist services to Members in accordance with the terms and conditions of this Agreement; and

WHEREAS, certain primary care and specialist physicians have each entered into an agreement with HVFH ("Physician-HVFH Agreement") in addition to their contract with WellCare, pursuant to which they have each agreed to provide specified health care services to Members in accordance with the terms and provisions of such agreement and this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and other good and valuable consideration hereinafter contained, the parties hereto agree as follows:

ARTICLE I - DEFINITIONS
Benefit Plan means the evidence of coverage issued by WellCare to a Member that describes the obligations of WellCare to arrange for the delivery of medical services to the Member.

A. Consulting Physician means a physician who has agreed to provide certain specialty or consultant medical services to Members.

B. Covered Services mean those services which are Medically
Necessary and which Members are entitled to receive under the terms of the Benefit Plan.


C. Emergency means the unexpected onset of a medical condition of such a nature that failure to obtain immediate care would result in deterioration, thereby placing life in jeopardy or causing serious impairment to bodily functions. Examples of medical problems which are considered to be Emergencies are: heart attacks, poisoning, convulsions, unconsciousness and unusual and excessive bleeding.

D. Encounter means a patient visit by a Member in a Participating
Physician's office or a hospital.

E. Global Budget means a per capita rate credited by WellCare to HVFH in exchange for delivering or arranging for the delivery of certain medical services required by a Member which are covered under the Member's Benefit Plan or a per capita rate paid
WellCare to a Primary Physician in exchange for delivering or arranging for the delivery of certain medical services required by a Member which are covered under the Member's Benefit Plan.

F. Medically Necessary medical services mean those required to preserve and maintain a Member's health in accordance with acceptable standards of medical practice and received in an appropriate setting. The Medical Director of WellCare shall determine whether a particular medical service rendered to a Member is Medically Necessary for the purpose of determining whether such medical service is a Covered Service and not for the purpose of practicing medicine or determining a course of treatment, which course is to be determined only by the Participating Physician.

G. Member   means any person who is eligible to receive Covered
Services under a Benefit Plan issued by WellCare.

H. Participating Physician is a Primary Physician or a Consulting
Physician who has agreed to provide Covered Services to Members.

J. Participating Provider is a physician, health care provider, inpatient, skilled nursing, hospital, or other facility which has agreed to provide Covered Services to Members.

K. Physician-HVFH Agreement means the agreement entered into, or to be entered into, between each Participating Physician and HVFH pursuant to which the Participating Physician has agreed, or will agree, to provide health care services in accordance with the terms of this Agreement and the Physician-HVFH Agreement.

L. Primary Physician means any physician who has agreed to provide specified primary health care services to Members.

ARTICLE II - PARTICIPATING PHYSICIAN RESPONSIBILITIES

A. Services.  HVFH will require that each Participating Physician
(I) accept as patients all those Members who seek treatment from the Participating Physician, subject to any legal or professional right or obligation to refuse, or to terminate the physician/patient relationship; and (ii) not unfairly differentiate or discriminate in the treatment of his/her patients or in the quality of services delivered to Members on the basis of age, sex, race, religion, health status, source of payment, or economic status. In rendering Covered Services, HVFH agrees to, and agrees to ensure that each Participating Physician, abides by and complies with such rules and regulations as WellCare may adopt from time to time.

B. Primary Physician Responsibilities. In addition to providing primary health care, Primary Physicians shall be required to coordinate the overall health care of Members who select a Participating Physician as their Primary Physician, including, but not limited to the following:

1. Arranging or making referral for all non-Emergency and certain Emergency care, outside his/her scope of practice, such as services of Consulting Physicians, allied health professionals, hospitals and/or other health care facilities, where appropriate pursuant to the terms of the Benefit Plan. Primary Physicians shall notify WellCare within five (5) days of any referral. Such referrals shall be deemed to be an authorization for payment to the Consulting Physician and/or hospital for services rendered, and for obtaining appropriate patient Encounter data from the Consulting Physician, hospital or other provider for the Primary Physician's record and for reporting to WellCare.

2. Under normal circumstances, Primary Physicians shall use only Participating Providers. In cases of Emergency, or when Medically Necessary and with prior approval of WellCare, referrals may be made to providers who have not contracted with WellCare or HVFH.

3. Ensuring that Covered Services are available to Members 24 hours per day, 7 days a week;

4. Exercising reasonable and ordinary care and diligence to instruct Members in the appropriate use of health services and in the contribution each Member can make toward maintaining his/her own health;

5. Participating in WellCare's utilization review, quality assurance, grievance, medical advisory and continuing education programs.

C. Consulting Physician Services. Consulting Physicians shall be required to provide specialty or consultant medical services pursuant to the following:

1. Consulting Physicians shall provide Covered Services to a Member only upon prior referral of such Member by a WellCare staff physician or Primary Physician on prescribed forms. Consulting Physician will be subject, as the case may be, to the WellCare staff physician's or the Member's Primary Physician's final determination as to whether Consulting Physician's services are Medically Necessary.

2. Except in cases of Emergency, payment for retroactive referrals or unauthorized diagnostic, laboratory or related supplemental health care services shall be made by WellCare only when determined to be Covered Services by WellCare, and such determination shall be solely within WellCare's discretion.

3. The Primary Physician shall be authorized to utilize other
Participating Physicians specializing in the same field or a different field from that of Consulting Physician.

4. Whenever possible, the Primary Physician will refer Members to Consulting Physician during his/her normal office hours but, Consulting Physician will agree that in cases of Emergency, as determined by WellCare, Consulting Physician services may be rendered at another location consistent with the Consulting Physician's normal practice.

5. Except in cases of Emergency, Consulting Physician shall use only Participating Providers or providers who have been approved in advance by WellCare.

6. Consulting Physicians shall submit to the referring Primary Physician, as soon as possible after the provision of Covered Services to a Member, a report concerning the proposed plan of specialist treatment, if any, including possible hospitalization or surgery of such Member. In the case of Covered Services rendered to a Member in an Emergency, Consulting Physician agrees to notify WellCare or the Primary Physician as soon as possible so as to assure continuity of care and prompt compensation for Covered Services rendered.

D. Reporting Requirements. Each Participating Physician will agree to deliver to WellCare's Medical Director such written reports as WellCare may require. Encounter data shall be submitted to WellCare on a monthly basis within thirty (30) days after the end of each month. This data shall be submitted in the form requested by WellCare. Each Participating Physician shall submit to WellCare complaint and grievance information to meet the requirements of the State of New York and other appropriate regulatory agencies. Medical information shall be provided to WellCare as appropriate and without violation of pertinent state and federal laws regarding the confidentiality of medical records. Such information shall be provided without cost to WellCare.

E. Malpractice Insurance and Liability. Each Participating Physician, at his or her sole expense, shall provide and maintain such policies of malpractice insurance as shall be necessary to insure the Participating Physician and those health professionals who are his or her employees, against any claim or claims for damages arising by reason of personal injuries or death, occasioned directly or indirectly in connection with the performance of any service by the Participating Physician pursuant to the terms of the Physician-HVFH Agreements or the amounts and extent of such insurance coverage shall be at least one million dollars ($1,000,000) per physician-WellCare occurrence and three million dollars ($3,000,000) in the aggregate. Each Participating Physician agrees to notify WellCare no less than ten (10) days prior to any reduction or cancellation of coverage.

F. Credentialing Requirements. HVFH will at all times comply with and meet, and will require each Participating Physician to comply with and meet, WellCare's credentialing requirements.

G. Medical Records. Each Participating Physician shall be required to maintain adequate medical records for all medical services provided to Members. Each Participating Provider agrees to retain said records for a period of at least six (6) years, or in the case of a minor, for at least six (6) years after the age of majority. Subject to all applicable statutory and legal privacy and confidentiality requirements, such medical records shall remain available to each Participating Physician and other health professionals treating each Member and, upon request, to any proper committee of WellCare for review to determine whether their content and quality are acceptable, as well as for peer review or grievance review purposes. WellCare, the New York State Department of Health and all governmental agencies who have contracted with WellCare to provide services to employees or beneficiaries or their authorized representatives shall have the right, upon request, to copy and inspect at all reasonable times, any accounting, administrative, and medical records maintained by a Participating Physician pertaining to WellCare, Members, and to a Participating Physician's rendering of Covered Services to Members. Each Participating Physician will further agree that in the event an examination concerning the quality of health care services is conducted by the appropriate officials, as required by law, the Participating Physician will submit, in a timely fashion, any required books, and/or records, and facilitate in every way such examination.

H. Complaint and Grievance Procedure. HVFH and each Participating Physician shall cooperate with WellCare in its complaint and grievance procedures, any internal peer review and external audit systems, and to abide by the outcome of the grievance procedures.

I. Member Communications. HVFH and each Participating Physician will refer all queries of Members relating to benefit determinations, access, complaints and grievances, and records to WellCare, in accordance with the governing grievance procedure. No materials, pamphlets or explanatory letters regarding WellCare or the terms of this Agreement shall be provided to Members unless authorized by WellCare.

J. Physician/Patient Relationship Maintained. Subject to the provisions of this Agreement, each Participating Physician shall maintain the relationship of physician and patient with Members, without intervention in any manner by WellCare or its agents or employees, and each Participating Physician shall be solely responsible for all medical advice to, and treatment of, Members in accordance with accepted professional standards and practices.

K. Participating Physician Panel Expansion and Continuity. In the event that at any time during the term of this Agreement WellCare deems that a part of its approved service area is inadequately covered by Participating Physicians, HVFH shall use its best efforts to expand the panel of Participating Physicians to include additional physicians who meet WellCare's credentialing requirements and WellCare's defined needs for provider network expansion. Further, HVFH agrees that it shall require its Participating Physicians to agree to be bound, at WellCare's option, to the terms of this Agreement in the event of the dissolution or insolvency of HVFH. This paragraph is intended to ensure continuity of care to WellCare Plan Members in the event of such dissolution or insolvency.

L. Inspection of Premises. Each Participating Physician shall permit representatives of WellCare, including utilization review committees, upon reasonable notice, to inspect the Participating Physician's premises and equipment during regular working hours and review the scope of Covered Services provided to Members, subject to any applicable restrictions under state or federal law.

M. Utilization and Quality Assurance. HVFH and each Participating Physician will agree to provide reasonable assistance to WellCare in maintaining a management information system. HVFH and each Participating Physician agree that Participating Physician shall participate in the WellCare utilization review management program and comply with all WellCare quality management programs.

N. Litigation Notice. HVFH and each Participating Physician will provide WellCare with notice of and a complete record of all malpractice litigation or claims either before a court or administrative agency in which he/he was or is named as a party.


ARTICLE III - PARTICIPATING PHYSICIAN COMPENSATION

A. Primary Physician Compensation. Each Primary Physician will agree to accept from HVFH the Global Budget payment set forth in Attachment B attached hereto and made a part hereof as full compensation for Covered Services rendered to Members and will not under any circumstances make additional charges to Members except for deductibles, encounter fees copayments and/or coinsurance amounts permitted under the Member's Benefit Plan.

B. Consulting Physician Compensation. Each Consulting Physician will agree to accept from HVFH compensation, as set forth in Attachment C hereto for commercial WellCare Members, and Attachment D for Medicaid members, as full compensation for Covered Services rendered to Members.

C. Participating Physician Failure to Comply. Each Participating Physician must agree not to seek payment from Members for services determined by WellCare not to be Medically Necessary. If a reduction in fees is imposed for failure to comply with the procedures of the utilization review program, Participating Physicians will agree not to seek payment from the Member for the amount of such reduction and the Member shall not be liable for such amount.

D. Quality Improvement (QI) Matrix Awards. WellCare agrees to fund a program to reward the highest quality care providers of HVFH by providing a financial incentive for each WellCare commercial or Medicaid member enrolled in an HVFH primary care practice. Criteria for distribution shall be established solely by HVFH.

ARTICLE IV - RISK-SHARING ARRANGEMENTS

A.  Risk Sharing Arrangement

HVFH and its affiliated health care providers agree to participate in the risk-sharing arrangements described herein as detailed in Attachment E attached hereto and made a part hereof, as follows:

(i) WellCare shall establish a book account (hereinafter, "Service Account") and shall credit to it the pmpm global budget payment set forth in Attachment A for HVFH. The funds represented by this Service Account shall be used to meet the Service Account expenses for the services to be provided by HVFH pursuant to this Agreement.

(ii) Beginning six (6) months after the effective date of this Agreement, WellCare shall render a quarterly accounting to reflect amounts credited to the Service Account compared to the expenses actually paid from or incurred to be paid from the Service Account. Such accounting shall be completed on or before the 60th day of the quarter succeeding the quarter to which the accounting
applies and shall be on a two-month time lag basis.   All claims
which are eligible for payment based upon the following criteria shall be charged against the Service Account for the relevant three-month period:

(a) The claim must be for a Covered Service;

(b) The Participating Physician must have obtained any required authorization from WellCare for the Covered Service; and

(c) The Participating Physician must have submitted a complete claim to WellCare within 60 days of the date of service, unless
WellCare has agreed in writing to a later submission.

In addition, a reserve for incurred but not reported claims
("IBNR") will be charged against the Service Account.

(iii) Any Service Account Expenses paid or payable by WellCare in any calendar quarter which are in excess of the amount credited to the Service Account (see Article IV(I) above) (such amount referred to as a "Quarterly Deficit") shall nonetheless be charged against the Service Account, to be repaid to WellCare as described below:

(a) In the event there is a Quarterly Deficit, the compensation amount due to each Participating Physician pursuant to the Physician-HVFH Agreement for the three (3) calendar months succeeding the date of the reconciliation of such calendar quarter(s) shall be reduced to the extent estimated to be necessary to offset such Quarterly Deficit, subject to any maximum fee cap negotiated between the parties.

(b) There shall be a final annual adjustment of the Service Account ("Final Adjustment") performed by WellCare within sixty
(60) days of the end of each calendar year to reflect the difference, if any, between the Global Budget payment credited to the Service Account and the Service Account Expenses, including IBNR, actually paid or payable by WellCare for the year. If the Final Adjustment shows a deficit as of September 30, the compensation amount due to a Participating Physician pursuant to the Physician-HVFH Agreement for the two (2) calendar months following the date of the Final Adjustment shall be reduced to the extent estimated to be necessary to offset such Deficit, subject to any maximum fee cap negotiated between the parties.



(a) If the deduction of amounts from Participating Physician compensation pursuant to subsections (a) and (b) does not enable HVFH to fully meet its payment liability to WellCare, HVFH shall deliver payment to WellCare of the unpaid portion of such amount by December 1 of the year next succeeding the year to which such payment corresponds.

(iv) If the final annual adjustment of the Service Account in any calendar year indicates that the final Service Account balances are greater than the Service Account expenses paid or payable (including IBNR), the remaining amounts in the Service Account for the relevant calendar year (a "Surplus"), shall be paid to HVFH by WellCare after deduction for any reserve fund deemed appropriate.

(v) Following is a hypothetical example of the manner in which a Service Account which yields a Surplus will be administered:

(aa) Quarterly Service Account credits = $10,000, yielding quarterly budgeted amount ("QBA") of $2,500.

(bb) 1st Quarterly Adjustment:

Service Account Expenses  ("SAE") = $2,000

Quarterly Surplus = $500

Derived as follows:  $2,500 (QBA) - $2,000 (SAE) = $500.

$500 is thus credited against any future Quarterly Deficit payments for the calendar year.

(cc) 2nd Quarterly Adjustment:

SAE =  $3,250

Quarterly Deficit = $750

Derived as follows:  $3,250 (SAE) - $2,500 (QBA) = $750

Accrued surplus credit of $500 is applied to $750 deficit.
Capitation payment reduced to recapture one-third of the remaining $250 deficit in each of the following three months.

(dd) 3rd Quarterly Adjustment:

SAE = $3,000

Quarterly Deficit  = $500

Derived as follows:  $3,000 (SAE) - $2,500 (QBA) = $500

For Participating Physicians compensation payments will be reduced by one-third of the $500 deficit in each of the following three months.

(ee) 4th Quarterly Adjustment:

SAE = $1,500

Quarterly Surplus = $1,000

Derived as follows:  $2,500 (QBA) - $1,500 (SAE) = $1,000

$1,000 is thus credited against any annual adjustment payment for the calendar year.

(ff) Final Annual Adjustment:

Annual Service Account Credits of $10,000 - Service Account
Expenses of $9,750 = $250 Surplus.

HVFH is credited with recaptured portion of 2nd and 3rd Quarterly
Deficit payments totaling $750.

(gg) WellCare distributes an allocated portion of $1,000, less a reasonable amount for credit to a reserve fund, to HVFH.

(a) Following is a hypothetical example of the manner in which a Service Account which yields a Deficit will be administered:

(aa) WellCare annual budgeted amount = $10,000, yielding QBA of $2,500.

(bb) 1st Quarterly Adjustment:

SAE = $2,000

Quarterly Surplus = $500

Derived as follows:  $2,500 (QBA) - $2,000 = $500

$500 is thus credited against any future Quarterly Deficit payments for the calendar year.

(cc) 2nd Quarterly Adjustment:

SAE = $2,250

Quarterly Surplus = $250

Derived as follows:  $2,500 (QBA) -  $2,250 = $250

$250 is thus credited against any future Quarterly Deficit payments for the calendar year, yielding an aggregate surplus for the year to date of $750.
(dd) 3rd Quarterly Adjustment:

SAE =  $3,500

Quarterly Deficit = $1,000.

Derived as follows:  $3,500 (SAE) - $2,500 (QBA) = $1,000.

Accrued surplus credit of $750 is applied to $1,000 deficit, yielding $250 net deficit.

For Participating Physicians, Compensation payments reduced by one-third of the $250 deficit in each of the following three months.

(ee) 4th Quarterly Adjustment:

SAE = $3,750

Quarterly Deficit = $1,250

Derived as follows:  $3,750 (SAE) - $2,500 (QBA) = $1,250

(ff) Final Annual Adjustment:

Actual WellCare Payments of $11,500 - Budgeted Annual Service
Account Costs of $10,000 = $1,500 Deficit.

(gg) HVFH is responsible for the $1,250 deficit, representing the amount by which Actual WellCare Payments of $11,500 less the final Service Account balance of $10,000 (i.e., $1,500) exceeds the credited Quarterly Deficit amount of $250.

(hh) For Participating Physicians, Compensation payments reduced by one-half of the $1,250 deficit in each of the following two months, with full payment of any balance due from HVFH by April
30.

B. Financial Reporting

     On a quarterly calendar basis, HVFH shall deliver to WellCare quarterly financial reports indicating the status of said HVFH.
On an annual basis, HVFH will be responsible to deliver to WellCare an annual independent accounting review of their financial statements.

C.  Calculation of Reserves

HVFH shall be responsible for obtaining an annual independent actuarial certification with respect to needed reserves.

D. Reinsurance

HVFH shall, to the best of its ability, contract for reinsurance at a level acceptable to WellCare. Any change to the reinsurance policy shall be forwarded to WellCare 30-days prior to the effective date of change.

ARTICLE V - TERM OF AGREEMENT AND TERMINATION

A. Term. This Agreement shall become effective on October 1, 1995. This Agreement shall continue in effect for a three year term or until September 30, 1998, unless terminated effective as of the end of a calendar month in accordance with the terms of this Article.

B. Termination.  This Agreement may be terminated by either
WellCare or HVFH with or without cause, at any time to be effective as of the end of any month, if written notice is given to the other party at least six (6) months in advance of such termination.

1. Such action shall not be deemed to release HVFH or a Participating Physician of obligations imposed with respect to:

(i) third party payors;

(ii) deficit payments accrued and due to WellCare; or

(iii) the obligation of a Participating Physician to persons receiving treatment at the time that notice of termination is given. The parties agree that in the event of voluntary termination, as provided herein, the obligations of Participating Physicians to continue such treatment to any Member and the obligations of WellCare shall continue in full force until the termination date.

2. Such action shall not be deemed to release WellCare from obligations imposed with respect to:

(I) fees due Participating Providers for services rendered after termination; or

(ii) payments due and accrued HVFH.

C. HVFH agrees to terminate a Participating Physician's
Physician-HVFH Agreement:

1. Immediately, upon HVFH's receipt of notice, in the event the Participating Physician:

(i) ceases to be a physician licensed in the State of New York with staff privileges at least one (1) hospital which has entered into an arrangement with WellCare to provide Covered Services to Members;

(ii) becomes disabled or is deceased or retires from active participation in a medical practice;

(iii) loses or suffers a reduction of his or her professional liability insurance;

(iv) commits any act or engages in any conduct for which his or her license or certificate may be revoked, suspended or restricted by any licensing authority; or is suspended or terminated from the medicare or medicaid programs; or

(v) is found to have made any untrue statements of material fact or any intentional misrepresentation of any fact, whether or not material, in any claim for payment, application forms or credentialing materials.

2. Within thirty (30) days of HVFH's receipt of notice that a Participating Physician is not in compliance with the participation standards for Participating Physicians adopted by WellCare including, but not limited to, complying with utilization, credentialing and quality review standards and or procedures.

D. Each Participating Physician shall have the right to terminate his or her Physician-HVFH Agreement at the end of any calendar month upon not less than sixty (60) days prior written days notice. If physician terminates, physician is subject to provisions of Section B(1)(2) of this Article.

ARTICLE VI - MODIFICATIONS AND AMENDMENTS

A. Modifications. This Agreement and each of the Physician-HVFH Agreements constitute the entire understanding of the parties. Amendments may be issued by WellCare in writing and sent by certified mail according to Article VII (K) and become binding fifteen (15) days after issuance unless HVFH advises WellCare in writing of an objection prior to the expiration of such fifteen
(15) day period. WellCare will then seek to arrive at a mutually agreeable modification. Should this not be possible, WellCare or HVFH may terminate this Agreement upon the giving of six (6) months prior written notice to be effective as of the end of a calendar month. Material amendments shall be forwarded to the New York State Department of Health for prior approval.

B. Amendments. This Agreement may be amended at any time by mutual agreement of the parties.

ARTICLE VII - MISCELLANEOUS

A. New York Law to Govern. The validity, enforceability, and interpretation of any of the clauses of this Agreement shall be determined and governed by the laws of the State of New York.

B. Independent Contractor Status. Except as specified herein, this Agreement is not intended to create, nor shall be designed or construed to create, any relationship between HVFH or any Participating Physician and WellCare other than that of independent entities contracting with each other hereunder solely for effecting the provisions of this Agreement. Neither of the parties hereto, nor any of their respective representatives shall be construed to be the agent, employer, or representative of the other.

C. Agreement Complete. This Agreement contains all the terms and conditions agreed to by the parties hereto, and supersedes all other agreements, oral or otherwise, regarding the subject matter or parties hereto.

D. Assignment. Except as specifically set forth in this paragraph, this Agreement may be assigned only with the prior written consent of WellCare. Any other purported assignment shall be null and void. Notwithstanding the forgoing, WellCare may assign, delegate, transfer, convey or sell its rights and/or obligations to a parent, subsidiary or affiliate or to an entity into which WellCare is merged or with which WellCare is consolidated or to a purchaser of all or substantially all of its assets or as part of a corporate reorganization.

E. Waiver. Any waiver by either party of a breach of any provision of this Agreement shall not be deemed a waiver of any other breach of the same or any other provision of this Agreement.

F. Volume. HVFH acknowledges and agrees that WellCare by entering into this Agreement does not promise or otherwise guarantee any particular volume of referrals of Members to HVFH or any Participating Physician for the provision of Covered Services.

G. Dispute Resolution. In the event any dispute shall arise with regard to the performance or interpretation of any of the terms of this Agreement, both parties agree to negotiate in good faith to resolve such dispute. If the dispute is not resolved within thirty (30) days, both parties agree to submit all matter(s) in controversy to a Board of Arbitrators consisting of three (3) members (one member selected by each party to this Agreement, and these members, in turn selecting a third member). The Board of Arbitrators so constituted shall proceed under the rules and regulations of the American Arbitration Association. Both parties expressly covenant and agree to be bound by the decision of the arbitrators and accept any decision by a majority of the arbitrators as a final determination of the matter in dispute.
The parties to this Agreement shall share the cost or arbitration equally. Arbitration shall not be required of any dispute also involving a person who is not bound by this or a similar agreement unless that third party agrees to binding arbitration. Notwithstanding the forgoing, The Commissioner of the New York State Department of Health is not bound by the decisions rendered by the Board of Arbitrators. Furthermore, the Commissioner of Health shall be notified of all issues submitted to arbitration and be sent copies of arbitration decisions.

H. Enforceability. The invalidity or unenforceability of any terms or conditions hereof shall in no way affect the validity or enforceability of any other term of provision contained herein.

I. Notice. Any notice required to be given pursuant to the terms and provisions hereof shall be in writing and shall be sent by certified mail, return receipt requested, prepaid, to WellCare at:

P. O. Box 4059
Kingston, New York   12401
Attn:  Robert E. Goff
Executive Director

and to HVFH at:

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year above set forth.


WELLCARE OF NEW YORK, INC.
/s/ Robert E. Goff
BY:  Robert E. Goff, Executive Director

DATE: 9-25-95

HUDSON VALLEY FAMILY HEALTH, PC

SIGNATURE:

By:/s/ Richard Weininger


PRINT/TYPE NAME:   Richard Weininger

TITLE:             President

ADDRESS:           25 Barbarosa Lane
                   Kingston, NY 12401


PHONE NUMBER:      914/331-4100

TAX ID:            14-1779935

DATE:













s:\adm\hvfh.con
10/26/95
mab

ATTACHMENT A
Effective October 1, 1995, the global budget will be based on the following per member per month (PMPM) rates for each Commercial and Healthy Choice member:

Region Ulster

Commercial $013.96

Healthy Choice $100.88

Global budget payment shall increase on January 1, 1996 as follows:

Region Ulster

Commercial $107.09

Healthy Choice $102.98

Based on the above rate, the global budget payment shall increase on January 1, 1997 by three percent (3%) and again on January 1, 1998 by three percent (3%).

Hudson Valley Family Health, PC shall provide for a special bonus pool of $0.20 per member per month (PMPM) for affiliated providers exceeding the standards of the defined quality matrix.

Medical costs which HVFH and its affiliated providers are responsible for under the terms and conditions of this agreement include:

Primary Care and preventive health care services
Referral speciality care and supplemental health care services
Out-of-area and emergency care authorized referral expenses
In-area and out-of-area authorized expenses for:

In patient care/general and psychiatric
Ambulatory surgery
Outpatient mental health services
Pharmacy services
Point-of-Service (POS) referrals
Ambulance services
Expenses covered under a WellCare reinsurance policy

Medical costs which HVFH and its affiliated providers are not responsible for under the terms and conditions of this agreement include:

Non-authorized services
Services related to enhanced benefits provided to members by WellCare
Quality improvement matrix
Extended benefits under WellCare's new Bienestar wellness program


WELLCARE OF NEW YORK, INC.
/s/ Robert E. Goff
by:   Robert E. Goff, Executive Director

HUDSON VALLEY FAMILY HEALTH, PC

by:/s/ Richard Weininger 11/1/95